BROADWIND | THINK BIG.

INVESTOR PRESENTATION

2023 Annual Meeting

May 2023 | Nasdaq: BWEN

SAFE HARBOR STATEMENT

NON-GAAP FINANCIAL MEASURES
Broadwind, Inc. ("Broadwind" or the "Company") provides non-GAAP adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, share-based compensation and other stock payments, restructuring costs, impairment charges, proxy contest-related expenses and other non-cash gains and losses) as supplemental information regarding the Company's business performance. The Company's management uses this supplemental information when it internally evaluates its performance, reviews financial trends and makes operating and strategic decisions. The Company believes that this non-GAAP financial measure is useful to investors because it provides investors with a better understanding of the Company's past financial performance and future results, which allows investors to evaluate the Company's performance using the same methodology and information as used by the Company's management. The Company's definition of adjusted EBITDA may be different from similar non-GAAP financial measures used by other companies and/or analysts. With respect to the Company's expectations of its future performance, the Company's reconciliation of adjusted EBITDA for the year ended December 31, 2023 is not available, as the Company is unable to quantify certain amounts to the degree of precision that would be required in the relevant GAAP measures without unreasonable effort.

FORWARD-LOOKING STATEMENTS
This release contains "forward looking statements"—that is, statements related to future, not past, events—as defined in Section 21E of the Securities Exchange Act of 1934, as amended, that reflect our current expectations regarding our future growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities, as well as assumptions made by, and information currently available to, our management. Forward looking statements include any statement that does not directly relate to a current or historical fact. We have tried to identify forward looking statements by using words such as "anticipate," "believe," "expect," "intend," "will," "should," "may," "plan" and similar expressions, but these words are not the exclusive means of identifying forward looking statements.

Our forward-looking statements may include or relate to our beliefs, expectations, plans and/or assumptions with respect to the following, many of which are, and will be, amplified by the COVID-19 pandemic: (i) the impact of global health concerns, including the impact of the current COVID-19 pandemic on the economies and financial markets and the demand for our products; (ii) state, local and federal regulatory frameworks affecting the industries in which we compete, including the wind energy industry, and the related extension, continuation or renewal of federal tax incentives and grants and state renewable portfolio standards as well as new or continuing tariffs on steel or other products imported into the United States; (iii) our customer relationships and our substantial dependency on a few significant customers and our efforts to diversify our customer base and sector focus and leverage relationships across business units; (iv) the economic and operational stability of our significant customers and suppliers, including their respective supply chains, and the ability to source alternative suppliers as necessary, in light of the COVID-19 pandemic; (v) our ability to continue to grow our business organically and through acquisitions, and the impairment thereto by the impact of the COVID-19 pandemic; (vi) the production, sales, collections, customer deposits and revenues generated by new customer orders and our ability to realize the resulting cash flows; (vii) information technology failures, network disruptions, cybersecurity attacks or breaches in data security, including with respect to any remote work arrangements implemented in response to the COVID-19 pandemic; (viii) the sufficiency of our liquidity and alternate sources of funding, if necessary; (ix) our ability to realize revenue from customer orders and backlog; (x) our ability to operate our business efficiently, comply with our debt obligations, manage capital expenditures and costs effectively, and generate cash flow; (xi) the economy, including its stability in light of the COVID-19 pandemic, and the potential impact it may have on our business, including our customers; (xii) the state of the wind energy market and other energy and industrial markets generally and the impact of competition and economic volatility in those markets; (xiii) the effects of market disruptions and regular market volatility, including fluctuations in the price of oil, gas and other commodities; (xiv) competition from new or existing industry participants including, in particular, increased competition from foreign tower manufacturers; (xv) the effects of the change of administrations in the U.S. federal government; (xvi) our ability to successfully integrate and operate acquired companies and to identify, negotiate and execute future acquisitions; (xvii) the potential loss of tax benefits if we experience an "ownership change" under Section 382 of the Internal Revenue Code of 1986, as amended; (xviii) our ability to utilize various relief options enabled by the Coronavirus Aid, Relief, and Economic Security Act (CARES Act); (xix) the limited trading market for our securities and the volatility of market price for our securities; and (xx) the impact of future sales of our common stock or securities convertible into our common stock on our stock price. These statements are based on information currently available to us and are subject to various risks, uncertainties and other factors that could cause our actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements including, but not limited to, those set forth under the caption "Risk Factors" in Part I, Item 1A of our most recently filed Form 10-K and our other filings with the Securities and Exchange Commission (the "SEC"). We are under no duty to update any of these statements. You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or other factors that could cause our current beliefs, expectations, plans and/or assumptions to change. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.

IMPORTANT ADDITIONAL INFORMATION
The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company's stockholders in connection with its upcoming 2023 Annual Meeting of Stockholders (the "2023 Annual Meeting"). The Company filed its definitive proxy statement and a **WHITE** proxy card with the SEC on April 7, 2023 in connection with any such solicitation of proxies from the Company's stockholders. **STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.** The Company's definitive proxy statement for the 2023 Annual Meeting contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company's directors and executive officers in the Company's securities. Information regarding subsequent changes to their holdings of the Company's securities can be found in the SEC filings on Forms 3, 4 and 5, which are available on the Company's website at http://investors.bwen.com or through the SEC's website at www.sec.gov. Information can also be found in the Company's other SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2022, filed on March 9, 2023. Stockholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge on the Company's website at http://investors.bwen.com.

TABLE OF CONTENTS



EXECUTIVE SUMMARY

At the 2023 Annual Meeting, we ask shareholders to consider the following:

Broadwind has successfully navigated a significant trough in the domestic onshore wind market and is positioned for long-term value creation

After a challenging slowdown in the US wind energy sector in recent years, Broadwind is poised to capitalize on improving market fundamentals. With record orders and backlog, growing revenue, and a transformational $175M tower order announced in January 2023, Broadwind's stock has outperformed market indexes and is well positioned for profitable growth.

Broadwind has the right strategy in place for long-term value creation

Our expansion in wind customers and diversification into adjacent non-wind industries over the past five years has built a more resilient business, allowing us to strengthen our balance sheet and preserve fabrication capacity utilization and talent during the downturn in the wind market to respond quickly to a market recovery.

Broadwind is well-positioned to capitalize on improving market fundamentals and the Inflation Reduction Act (IRA) of 2022

We expect tax credits provided by the IRA will improve unit economics for towers produced and accelerate renewables investment, improving demand and providing a pathway back to profitability. Our manufacturing capabilities and trusted relationships with wind turbine manufacturers position us to take advantage of the long-term policy support provided by the IRA of 2022.

Broadwind's experienced, independent Board of Directors (the "Board") has been an effective steward of shareholder capital

Our directors have extensive experience as senior operating executives and public company directors, deep industry expertise in clean technologies and energy transition manufacturing, and broad backgrounds in sales and marketing, accounting, finance, operations, new product development, M&A and risk management.

We are continuously working to protect shareholder's investments and ensure Broadwind has the right strategy, people and resources it needs to succeed.

WM Argyle's campaign to replace our directors is a serious risk to long-term shareholder value

WM Argyle's alternative plans are vague and flawed, and its nominees lack the experience, market knowledge, expertise, and independence needed to be effective shareholder representatives.

BROADWIND OVERVIEW:

A diversified, U.S.-based innovative precision manufacturing company serving the clean tech and other strategic markets



BROADWIND - CORPORATE OVERVIEW

We support the world's energy transition as a leading independent producer of wind towers, gearing, custom fabrications, clean fuel processing systems and supply chain solutions

Broadwind is a precision manufacturer of technologically advanced, high-value components and solutions for industrial clients.

We are one of the leading independent wind tower manufacturers in the United States.

Our most significant business serves the US domestic wind energy industry, with primary production facilities that are strategically located to meet our customers' project needs.

We also serve industrial customers in a diversified set of industrial markets including oil & gas, industrial, power generation, mining and construction.

This strategic diversification allows us to leverage our manufacturing expertise to improve capacity utilization, expand our customer base and balance our exposure to the often volatile demand in the US wind energy industry.

BROADWIND'S BUSINESS

Heavy fabrication, gearing and assembly for the world's biggest and toughest applications

What we do – Business Segments

Precision manufacturing within wind sector and other diverse end-markets

Segment	Description	Revenue
Heavy Fabrications	We provide large complex and precision fabrications to customers in a broad range of industrial markets, as well as proprietary clean fuel processing systems. Key products include wind towers, PRS units and industrial fabrications, which include components for mining, construction, marine, material handling and other applications	66% of 2022 Revenue
Gearing	We provide custom gearing, gearboxes and heat treat services to a broad set of customers in diverse markets, including oil and gas production, surface and underground mining, wind energy, steel, material handling and other infrastructure markets	24% of 2022 Revenue
Industrial Solutions	We provide supply chain solutions, inventory management, kitting and assembly services, primarily serving the combined cycle natural gas turbine and solar power generation markets	10% of 2022 Revenue

Why we win

Unique Value Proposition

- Proven engineering, product development and technical capabilities
- Expertise in manufacturing large, complex fabrications, gearing, and proprietary clean fuel processing systems
- Integrated design, sourcing, fabrication, machining, coating, assembly
- Stringent testing and quality capabilities
- Targeted, multi-industry focus

Manufacturing base

Established Original Equipment Manufacturer ("OEM") Relationships



Manitowoc, WI
Tower Manufacturing
Industrial Fabrications Facility



Abilene, TX
Tower Manufacturing
Industrial Fabrications Facility



Cicero, IL
Gear Manufacturing and Gearbox Repair Facility



Pittsburgh, PA
Gearbox Repair and Heat Treat Facility



Sanford, NC
Industrial Solutions and Gearbox Repair Facility

Customer base

Established OEM Relationships

SIEMENS Gamesa | GE | NORDEX | Ingersoll Rand | CATERPILLAR | KONECRANES

BROADWIND IS A TRUSTED MANUFACTURING PARTNER

We have the experience, reputation, people and customer relationships to capitalize on long-term wind market growth

Broadwind is a leading independent producer of US domestic wind towers. Since 2008 we have:

- Manufactured 4,000+ wind towers (15,500+ sections)
- Produced 50+ different tower designs
- Served 11 different turbine Original Equipment Manufacturers ("OEMs")

We have expanded our wind turbine customer base

- Broadwind has strong customer relationships with the OEMs that supply nearly all new US domestic wind power capacity installations and offers custom manufactured towers and products to fit their needs
- In January 2023, Broadwind announced a transformational two-year, $175M tower contract with a major OEM, providing 50% of our base load capacity for 2023 and 2024

We have leveraged our manufacturing expertise to diversify our products and customers beyond wind energy, including the power generation, mining, oil & gas and infrastructure sectors

- Since 2018, the Company has grown non-wind revenue by 45% to approximately $90 million through expanded relationships with new and existing partners
- We also increased our customer diversification among OEMs within wind, reducing our customer concentration and strengthening customer relationships

We have launched new product development initiatives that focus on clean fuel technologies used in the global energy transition

- We have developed and launched a new proprietary, copyright-protected line of natural gas pressure reducing systems servicing the virtual pipeline market. Our entry into this market has the potential to be 10% of revenue by 2025

Wind Turbine Components



Wind Blade
Gearing / Nacelle
Power Cables / System
Tower
BROADWIND

Revenue by Market (FY2022)

Total: $177.6M



Wind
48%
Construction 3%
Power Gen 9%
Mining 9%
Industrial 12%
Oil & Gas 19%

BROADWIND'S EXPERIENCED, PROVEN MANAGEMENT TEAM

Leadership team with extensive experience in clean tech manufacturing

Our management team are experienced executives with expertise in precision manufacturing and clean technology

Our specialized workforce provides OEM customers with the quality and timeliness expected from a precision manufacturing partner



Eric Blashford

Chief Executive Officer

Since 2020

Recent Experience

- Interim CFO 2021 – Aug. 2022
- COO 2018 – 2020
- President, Broadwind Towers 2014 – 2019
- Group President, The Heico Companies LLC 2012 – 2014
- Previously served as President of a group of companies owned by The Scott Fetzer Co., servicing the truck equipment, electrical fittings and industrial equipment markets.



Tom Ciccone

Chief Financial Officer

Since 2022

Recent Experience

- Principal Accounting Officer 2021 – Aug. 2022
- Corporate Controller, Assistant Treasurer, Assistant Secretary since 2017
- Joined Broadwind in 2008 as Accounting Manager and held various corporate finance roles including Director of Finance and Manager of External Reporting
- Certified Public Accountant (non-practicing) in the state of Illinois



Hayes Kennedy

Chief Human Resource Officer

Since 2020

Recent Experience

- Vice President of Human Resources, of CHS, Inc. (NASDAQ: CHSCP, CHSCO, CHSCN, CHSCM, CHSCL) from 2014 – 2020
- Senior Human Resource Director of The Gavilon Group LLC 2008-2014
- Human Resources Director, ConAgra Brands, Inc. (formerly ConAgra Foods)

BROADWIND STRATEGY AND PERFORMANCE:

Delivering Long-term Value for Shareholders



BROADWIND VISION 2025

Leveraging our innovative precision manufacturing expertise, we seek to be a tier-1 producer and supplier of customer-driven fabrications and solutions that support next-generation energy transition technologies

Strategic Growth Priorities

High-performance culture focused on long-term value creation

- Drive a culture of accountability focused on delivering quality, innovative solutions though defined, measurable, individualized metrics throughout the organization

Commercial growth

- Maximize market share in diversified, growing, high-value energy transition markets
- Expand share-of-wallet on existing accounts through process capability improvements
- Expand family of proprietary clean tech products

Operational excellence

- Increase productivity and utilization through continuous improvement actions
- Implement cutting edge process technology and automation to improve efficiency and reduce cost
- Reduce learning curve on product launches using Broadwind's proprietary point-of-use shop floor information delivery system
- Expand in-house training facilities (welding and coating systems)

Capital allocation

- Reduce debt and interest expense
- Invest in process technology, automation and proprietary product development
- Target immediately accretive complementary acquisitions
- Implement share repurchase program



Revenue Bridge
($M's)
2023 Base Year
Organic Growth
Inorganic Growth
400
200
0
2023 Proj
2025 Proj



Adjusted EBITDA Bridge
($M's)
2023 Base Year
Volume
Price/Mix
Cost Savings
30
20
10
0
2023 Proj
2025 Proj

NAVIGATING A VOLATILE WIND ENVIRONMENT

After a decline in the pace of wind investment, onshore wind tower installation activity is beginning to accelerate

The US domestic wind energy market has faced challenges over the past several years

- Since 2020, US wind producers have experienced profit margin pressure due to pandemic-related supply chain disruptions, raw material price inflation, labor constraints and significant softening demand for new renewable energy installations.
- New wind turbine installations peaked in 2020, accelerated by the expected expiration of the PTC tax credit that year. Though the credit was temporarily extended by one year due to COVID, concern that it may not be renewed significantly reduced market demand.
- According to Wood Mackenzie, a third-party research firm, total new US onshore wind installations are expected to decline by 45% from 2020 to 2023.

The Inflation Reduction Act of 2022 (IRA) substantially improved the domestic wind energy outlook over the medium-term

- In August 2022, the United States passed the IRA, which included the largest climate and renewable energy investment in US history. The law provides transformative, long-term funding to the domestic wind industry through 10-year extended domestic tax credits and transmission infrastructure investments.
- Importantly, it provides manufacturers with greater visibility into future tax and pricing benefits, facilitating long-term planning and encouraging production of new domestic installations. Following the IRA, new wind installations are projected to increase by 63% from 2023 to 2027.



US Wind Turbine Installations (MW)
excl. repowering projects
20,000
18,000
16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
2017
2018
2019
2020
2021
2022e
2023e
2024e
2025e
2026e
2027e
2028e
2029e
2030e
2031e

Source: Wood Mackenzie

Broadwind is well-positioned for profitable growth as market fundamentals improve

BROADWIND DIVERSIFICATION INITIATIVES

We responded decisively to challenging operating wind climate by diversifying our business

In 2018, we launched a strategic initiative to diversify our business to serve industrial clients outside of wind, which allowed us to:

01 Apply our manufacturing expertise to other industries with attractive margins

02 Improve capacity utilization of our manufacturing plants, helping offset the policy-driven cyclicality of the wind market

- Since 2018, non-wind revenue increased by 45% to ~$90 million, and Broadwind expanded relationships with both new and existing customers

03 Strengthen manufacturing capabilities and position ourselves to quickly respond to an anticipated wind market recovery

04 Develop proprietary products to enter new clean tech markets, such as clean fuels processing

- We developed and launched our proprietary family of Natural Gas Pressure Reducing Systems and were awarded copyright protection in 2022
- Our entrance into the natural gas pressure reducing system market has the potential to be 10% of revenue by 2025, with attractive margins

T12 Mo. Revenue by Market (SM's)



Wind
Construction
Industrial
Mining
Oil & Gas
Power Generator
250
200
150
100
50
0
Mar-19
May-19
Jul-19
Sep-19
Nov-19
Jan-20
Mar-20
May-20
Jul-20
Sep-20
Nov-20
Jan-21
Mar-21
May-21
Jul-21
Sep-21
Nov-21
Jan-22
Mar-22
May-22
Jul-22
Sep-22
Nov-22

Orders by Segment

2022 represents a Modern Record across all segments



Industrial Solutions
Gearing
Heavy Fabrications
BWEN Total
400
300
200
100
0
2020
2021
2022

The initiative to diversify beyond wind resulted in *record bookings* for all non-wind product lines in 2022

PASSAGE OF IRA SUPPORTS MULTI-YEAR INVESTMENT IN WIND

Inflation Reduction Act of 2022 supports multi-decade decarbonization of domestic energy grid

IRA provides transformative, long-term funding for the entire energy ecosystem, including wind and solar

The passage of the IRA extends tax credit availability into the mid-2030s

The wind industry is poised to capitalize on available domestic content tax credits, providing long-term support for multi-year investments in both onshore and offshore wind development

We will seek to drive growth in excess of domestic onshore installation activity growth

United States Onshore Wind Development Forecast[1]

(Total GW Installed Annually, Excludes Repowering (2023-2031))


7.4
9.2
10.3
11.6
12.2
13.1
13.7
14.4
15.4
2023e
2024e
2025e
2026e
2027e
2028e
2029e
2030e
2031e

United States Onshore Wind Development Forecast

(Total GW Installed Annually, 2023 to 2031)


0.8
1.0
2.7
4.0
3.9
4.1
5.6
6.7
7.5
2023e
2024e
2025e
2026e
2027e
2028e
2029e
2030e
2031e

(1) All forecast data sourced from Wood Mackenzie as of March 2023

Broadwind is uniquely positioned to take advantage of the increased development activity driven by the IRA

INFLATION REDUCTION ACT IMPACT BENEFIT

At full utilization, IRA could provide up to ~$30 million in incremental annual gross profit beginning in 2023

The IRA serves to materially enhance tower production economics beginning in 2023

The IRA, which passed into law in 2022, provides critical industries, including those supporting the energy transition, with tax credits designed to accelerate a generational shift in the energy production mix from fossil fuels toward renewable energy, including wind.

Included within **section 45x** of the IRA is a provision for a new advanced manufacturing tax credit

Theoretical IRA Benefit to Broadwind

Quantifying potential impact of the 45x advanced manufacturing credit

Annual tower production @ 100% utilization[1]	325 towers
Average MW per Tower[2]	3.1 avg. MW per tower
Total Watts per MW	1,000,000
Cents Per Watt[3]	$0.03 per watt
Financial benefit of 45x credit per MW[4]	$30,000
Average benefit per tower[5]	$93,000
Theoretical annual gross profit benefit to Broadwind	**$30 million**

(1) Broadwind has an estimated 1,300 sections of annual optimal tower capacity; assuming each tower is four sections, the Company has the theoretical capacity to produce up to 325 towers
(2) Common OEM platforms range from 2.8 to 3.4 MW per tower
(3) As defined in the Inflation Reduction Act of 2022, section 45x (B)(2)(A)(0)
(4) $0.03 x 1,000,000 watts per MW
(5) Assuming average MW per tower of 3.1

Broadwind is prepared to leverage the benefits of the IRA to create shareholder value

TRANSFORMATIONAL NEW TOWER ORDER

Announced a $175 million wind tower order to be fulfilled in 2023 and 2024

After a two-year hiatus, domestic onshore wind tower installation activity is gradually accelerating

During a period of evolving market conditions, we have continued to grow our share-of-wallet with long-term turbine OEM customers, while developing new relationships

Within our wind tower business, our primary objective is to grow in excess of the broader market through organic share gains, while building stable pipeline of profitable orders that support full utilization of our tower facilities in Texas and Wisconsin

$175M tower order announced in January 2023 supports at least 50% utilization across tower manufacturing system during the full-years 2023 and 2024

Transformational order advances core business development strategy
Reflects the successful expansion of this customer relationship that is expected to scale, over time

Order secures significant production capacity over multi-year period
Order secures ~50% of optimal tower production capacity across our facilities in 2023 and 2024

Anticipate ratable, paced utilization at both tower plants
Ordered tower sections will be produced at both the Company's Abilene and Manitowoc facilities

Order carries favorable economics, including the benefit of federal tax credit
Order will carry a favorable margin profile, one supportive of our strategic focus on profitable growth

More than doubles total backlog as of 9/30/22
Order more than doubles current total backlog, when compared to 9/30/22

FULL-YEAR 2023 FINANCIAL GUIDANCE

As of May 11, 2023

Broadwind increased its full-year 2023 financial guidance in April 2023

Increased guidance supported by targeted commercial growth within high-value, growth-oriented fabrications markets, together with a targeted focus on asset optimization and operational discipline

Assumes approximately 50% utilization at tower facilities as of March 2023, as if no additional tower orders are received in 2023; any additional new orders would be incremental to this guidance

Assumes no changes to IRS' 45x tax credit guidance



Total Revenue
($MM)
$176.8
$205-$220
2022A
2023E



Total Adjusted EBITDA
($MM)
$2.4
$16-$18
2022A
2023E

STRENGTHENED BALANCE SHEET WILL SUPPORT BUSINESS GROWTH

Near-record levels of cash and liquidity as of Dec. 31, 2022

Maintaining stable liquidity profile sufficient to support the long-term growth of the business

In 2023, our capital allocation priorities will include debt reduction, organic investments in new IP; and opportunistic investments in complementary, immediately accretive bolt-on acquisitions

At 12/31/22, net leverage was 0.7x, well within our targeted range of at or below 2.0x

Cash and LOC Availability at Quarter-End
(\$MM)


$14.9
$14.8
$40.1
4Q21
3Q22
4Q22

Net Debt Outstanding[1]
(\$MM)


$10.5
$27.5
$1.8
4Q21
3Q22
4Q22

Operating Working Capital
(\$MM)


$18.6
$26.3
$0.5
4Q21
3Q22
4Q22

Total Inventory
(\$MM)


$33.4
$33.9
$44.3
4Q21
3Q22
4Q22

(1) On August 4, 2022, Broadwind entered into a \$35.0 million Senior Secured Revolving Credit Facility (the "Credit Facility"), including an optional \$10.0 million accordion feature, and a \$7.6 million Senior Secured Term Loan (the "Term Loan). The Term Loan bears interest at SOFR +2.5%; the Credit Facility bears interest at SOFR +2.0-2.5%, subject to the level of excess availability on the Credit Facility.

TOTAL SHAREHOLDER RETURNS

Broadwind has outperformed the WilderHill Clean Energy Index over recent periods, especially following the strong response to the tower announcement earlier this year

Total Shareholder Return (TSR) Since 2020



BWEN
WilderHill Clean Energy Index
Russell Microcap Index
800
400
0
Jan-20
Jan-21
Jan-22
Jan-23

Total Shareholder Return (TSR)		
As of Jan. 18, 2023 (WM Argyle filing)	**1-Year**	**3-Year**
Broadwind (BWEN)	209.5%	250.3%
WilderHill Clean Energy Index	(27.3)%	19.1%
As of Dec. 31, 2022	**1-Year**	**3-Year**
Broadwind (BWEN)	(4.8)%	7.8%
WilderHill Clean Energy Index	(46.1)%	14.2%

Broadwind has generated strong returns as the wind market emerged from a challenging period. In 2022, Broadwind outperformed the WilderHill Clean Energy Index by 41%.

Broadwind's stock responded strongly to the tower order announcement earlier this year, contributing to its outperformance versus the WilderHill Clean Energy Index by more than 230% in the three-year period immediately prior to the public activist campaign announcement by WM Argyle on January 18, 2023 and by over 160% year-to-date 2023.

We believe investors have recognized our success and opportunities ahead

BROADWIND IS WELL-POSITIONED FOR GROWTH

Broadwind has the people, experience and strategy in place to deliver shareholder value

- We have increasing revenue, the highest order and backlog levels in a decade and historic policy support for wind that we know how to leverage
- Our diversification strategy allowed us to operate through the global pandemic and policy-driven pause in wind turbine demand to grow our customer base and expand our market, ready to emerge a leaner, stronger company
- We are developing our own proprietary Clean Fuels products to support the world's energy transition
- Our strategy has us well positioned to capitalize on the long-awaited, long-term, policy support provided by the IRA of 2022
- We value our people and strategically retained their talent through a significant market trough in wind. This is why we were uniquely positioned to win the recently announced $175M wind tower order

Targeted commercial expansion, improved operational execution

Record orders and backlog entering 2023

Strategic Progress Points

As of March 2023

- **New business development.** A $175 million new wind tower order with major global OEM (announced Jan-23)
- **Revenue mix diversification.** Increased non-wind revenue by 45% since 2018 – supports risk mitigation
- **Asset optimization.** More than half of optimal wind tower capacity booked through year-end 2024
- **Record, high-margin backlog.** IRA 45x tax credit supports improved project economics in backlog
- **Disciplined capital allocation.** More than $40 million in cash and liquidity to support growth entering 2023; net leverage of 0.7x

BOARD AND GOVERNANCE

An experienced, independent Board of Directors



BOARD AND GOVERNANCE

An experienced, independent Board leadership team with a track record of stewardship



RENISHAW

The Board of Directors has the right skills, experience and independence needed to be an effective advocate for our shareholders

- Our directors have extensive experience as **executive level operating and financial executives** and **public company directors**, with deep **industry expertise in clean technologies and energy transition manufacturing**, and broad backgrounds in sales and marketing, engineering, manufacturing, accounting, finance, law, M&A and risk management
- The Board has chosen each of our directors carefully to ensure they offer **differentiated and complementary perspectives**

Broadwind's corporate governance structures enhance independent oversight and promote effective risk management

- Governance structures such as **annual director elections** and a **majority vote standard** for director elections improve transparency to and promote accountability to shareholders
- Our **Independent Chairman** and fully independent committees enhance our ability to provide effective oversight of management
- Prudent executive compensation practices align management incentives with the sustainable creation of shareholder value

The removal of any of our directors would jeopardize the Company's ability to execute on its strategic plan

OUR EXPERIENCED BOARD OF DIRECTORS



Cary B. Wood

Independent Chair *(since 2021)*

Director since 2016

BS, Technology, Purdue University
MBA, Finance, Loyola University-Chicago
MS, Industrial Operations, Lawrence Technological University

Broadwind Board Experience
- **Independent Director**
- Chairman of Compensation Committee
- Financial Expert
- Served as Lead Director (2020-2021)

Positions Held:
- CEO - Grede Holdings LLC
- CEO - Angelica Corp.
- CEO, President - Sparton Corp.

Public Board Experience:
- Westell Technologies Inc. (2017 – Present)
- Sparton Corp. (2009-2016)
- VISHAY (2016-2018)

Background:
Manufacturing, Corporate Governance, Leadership, M&A and Business Turnaround, Operations, Risk Assessment and Management, Strategic Planning, Global Business, Public and Private Company Executive Leadership



Eric Blashford

Chief Executive Officer

Director since 2020

BSBA, Accounting, University of Akron
MBA, Kent State University
Licensed CPA (non-practicing)

Broadwind Board Experience
- **CEO since 2020**
- COO 2018 - 2020
- Joined Broadwind in 2014, led turnaround of Heavy Fabrications Division

Positions Held:
- Group President - Heico Companies
- Group President - Berkshire Hathaway / Scott Fetzer
- VP / GM -Waltco Truck Equipment Company

Background:
Manufacturing, Product Development, Accounting, Finance, Corporate Governance, M&A, Business Turnarounds, Operations, Strategic Planning, Public and Private Company Executive Leadership



Philip J. Christman

Director since 2018

BS, Mechanical Engineering, Indiana Institute of Technology
MBA, Ball State University

Broadwind Board Experience
- **Independent Director**
- Chair of Governance/Nominating Committee
- Member, Audit and Compensation Committees

Positions Held
- President of Operations – Navistar
- EVP Corporate Strategy – Navistar
- President Global Business – Navistar

Public Board Experience
- Allison Transmission Holdings (2022-Present)

Background:
Manufacturing, Corporate Governance, Leadership, Engineering, Government/Regulatory and Public Policy, Operations, Strategy, Business Turnaround and Global Business, Business Development and Technology

OUR EXPERIENCED BOARD OF DIRECTORS



David P. Reiland

Director since 2008

BS, Financial Management, California State University
MBA, University of Southern California
Certified Public Accountant (CPA)

Broadwind Board Experience
- **Independent Director**
- Chairman of Audit Committee
- Financial Expert
- Member of Governance/Nominating Committee
- Former Independent Chairman - Broadwind

Positions Held:
- President and CEO - Magnetek, Inc.
- Director of Magnatek
- Previously also CFO and Corporate Controller of Magnetek

Background:
Subject matter expert and background in Strategy Development and Execution, M&A and Divestitures; Operating and Financial Restructuring; SEC Reporting and SOX Compliance; Public and Private Capital Transactions

Mr. Reiland was employed by Magnetek, Inc., a developer and manufacturer of markets power and motion control systems, from 1986 until 2009 and served on its board until its acquisition by Columbus McKinnon Corp. in September 2015.



Thomas A. Wagner

Director since 2011

BS Engineering, Cornell University
MS Mechanics, Rensselaer Polytechnic Institute

Broadwind Board Experience
- **Independent Director**
- Member of Compensation and Governance/Nominating Committees

Positions Held:
- Founder - Wagner Werks
- Chief Product Officer - Ogin, Inc., a wind-turbine design and supply company
- Head of Engineering - Nordic Windpower USA
- Chief Technology Officer - Gas Turbine Efficiency, PLC
- Vice President, Technology - Hess Microgen
- GM, Wind Technology - General Electric

Background:
Operations, Global business, Manufacturing, Engineering, Renewable Energy Business Development and Technology

Mr. Wagner has worked in the diversified energy industry for more than 45 years with assignments addressing Nuclear, Fossil and Renewable Power Generation. He has performed engineering design and lead large technical teams of several hundred engineers engaged in design and service functions that improved system reliability, reduced or eliminated environmental emissions and developed intellectual property.

OUR EXPERIENCED BOARD OF DIRECTORS



Sachin Shivaram

Director since 2022
BA, Harvard University
Mphil, University of Cambridge
JD, Yale Law School; (licensed to practice law in WI)

Broadwind Board Experience
- **Independent Director**
- Member of Audit and Governance/Nominating Committees

Positions Held:
- CEO - Wisconsin Aluminum Foundry
- President - Sierra Aluminum and Samuel Pressure Vessel Group, both divisions of Samuel, Son & Co.
- Director Mid-Continent, Tenaris
- Director Rig Services and Distribution, Tenaris

15+ years of leadership experience in precision manufacturing in the areas of sales, business development and general management

Background:
Manufacturing, Corporate Governance, M&A, Operations, Risk Assessment and Management, Government/Regulatory and Public Policy, Marketing and Sales, Strategy, Business Development and Technology, Business Turnaround and Global Business Development



Jeanette A. Press

Director since 2023
BBA in Accounting, Loyola University
Licensed CPA

Broadwind Board Experience
- **Independent Director**
- Member of Audit and Governance/Nominating Committees

Positions Held:
- CFO, Controller, and Principal Accounting Officer of CMC Materials
- Vice President Controller and Principal Accounting Officer of Univar Solutions
- Vice President Controller and Principal Accounting Officer of USG Corp.
- Senior Manager Audit, KPMG LLP

Background:
Financial expert, SEC Reporting and SOX Compliance; Public and Private Capital Transactions, Manufacturing, M&A, Divestitures, Risk Assessment and Management and Operating and Financial Restructuring

BOARD OF DIRECTORS

Each of our directors brings a differentiated, complementary and essential perspective to the Board

- Independent Chairman
- 100% Independent Key Board Committees
- Gender and Ethnic Diversity
- Average Tenure: 6 years
- Average Age: 58 years old

Independent Directors	Audit	Compensation	Governance/ Nominating
Philip J. Christman	✓	✓	C
Jeanette A. Press	✓		✓
David P. Reiland	C		✓
Sachin Shivaram	✓	✓	
Thomas A. Wagner		✓	✓
Cary B. Wood		C	

Skills, Qualifications and Attributes

- Financial Expertise
- Manufacturing Expertise
- Corporate Governance
- Engineering
- Operations
- Mergers & Acquisitions and Turnaround Expertise
- Risk Assessment and Risk Management
- Government / Regulatory / Public Policy
- Global Business Experience
- Business Development and Technology
- Strategic Planning / Management Expertise
- Clean Technologies / Energy Transition

Our directors were chosen as part of a deliberate process to identify the skills, qualifications and attributes needed to properly oversee Broadwind on behalf of shareholders

BOARD REFRESHMENT BRINGS NEW TALENT INTO OUR BOARDROOM

The Board regularly reviews its composition and appoints new directors to bring fresh perspectives and reflect the evolving needs of our business



Sachin Shivaram

BA, Harvard University
Mphil, University of Cambridge
JD, Yale Law School; (licensed to practice law in WI)

New Director Appointed in November 2022

- On Nov. 2, 2022, the Board appointed Mr. Sachin Shivaram to serve as an independent director. He was identified following a months-long director search process to identify candidates.
- Mr. Shivaram offers a unique, differentiated perspective to the Board, in particular in the areas of precision manufacturing, executive leadership, corporate strategy and business development.
- Since 2019, Mr. Shivaram has served as CEO of Wisconsin Aluminum Foundry, a vertically integrated provider of aluminum and copper-based alloy castings for a wide variety of industries.
- Mr. Shivaram also serves as a member of the Board of Directors of Lodge Cast Iron as well as Sheboygan Paint.
- Previously, Mr. Shivaram served as President, Sierra Aluminum and Samuel Pressure Vessel Group, both divisions of Samuel, Son & Co. Earlier in his career, he held progressively senior strategic roles with Tenaris S.A., Severstal PAO, ArcelorMittal and McKinsey & Company.



Jeanette A. Press

BBA in Accounting, Loyola University
Licensed CPA

New Director Appointed in March 2023

- On March 22, 2023 the Board appointed Ms. Jeanette Press to serve as an independent director. She was identified following a months-long director search process to identify candidates.
- Ms. Press is an executive leader with over 25 years of public company experience and is known for being a proactive, transformational, and results-driven leader. She has deep expertise in complex accounting matters, transaction diligence, SEC regulations and Sarbanes-Oxley control environments.
- Ms. Press served as the Chief Financial Officer, Controller and Principal Accounting Officer for CMC Materials, Inc. a global supplier of consumable materials primarily to semiconductor manufacturers from November 2021 until CMC's merger with Entegris in July 2022. Since June 2020, Ms. Press served as CMC's Controller and Principal Accounting Officer.
- Ms. Press currently serves as a Senior Advisor on the integration of the two companies. Prior to CMC, Ms. Press served as Principal Accounting Officer for Univar Solutions and USG and spent 13 years in the audit practice of KPMG, focusing primarily on large multinational, multi-location corporations in consumer and industrial markets.
- Ms. Press also serves on the board and is chair of the advancement committee for The Conservation Foundation, a not-for-profit land and watershed conservation organization.

GOVERNANCE STRUCTURE SUPPORTS GOOD STEWARDSHIP

The Board designed Broadwind's governance structures to promote a culture of accountability and independence

Governance Practices

- Independent Chairman
- 6 of 7 directors are independent (all except CEO)
- Annually-elected directors
- Majority vote standard for uncontested election with a director resignation policy
- Plurality vote standard for contested elections
- Tax Benefit Preservation Rights Plan approved by 91% of votes cast at the 2022 Annual Meeting
- Shareholder Alignment: Directors and Officers own 5.1% of Broadwind stock

Environmental & Social Factors

- Broadwind is an energy transition pioneer, a company committed to advancing the profitable development and installation of renewables infrastructure.
- Over the last 5 years, more than 60% of revenue has been derived from wind energy technologies
- The Board regularly reviews ESG risks and opportunities with management.
- Our Board includes experts with substantial backgrounds in clean technologies and energy, such as Thomas Wagner, who is currently supporting the design of products with the capability to prevent environmental carbon release and has spent 45 years in the diversified energy industry, performed engineering design and leading large technical teams on projects that reduced or eliminated environmental emissions.

Broadwind's corporate governance structures enhance independent oversight, promote effective risk management, and strengthen our ability to achieve strategic objectives

PERFORMANCE-BASED COMPENSATION PROGRAM

Our executive compensation program is based on the principles of pay-for-performance, and is designed to align executive incentives with the key drivers of shareholder value

2022 Performance-Based Compensation

Annual Incentive

Weight	Category	Performance Metric
50%	Earnings	Consolidated EBITDA
25%	Diverse Revenue	Consolidated Diverse Revenue
25%	Working Capital	Cash Conversion Cycle

Long-Term Incentive

Weight	Category	Structure and Metric
55%	Performance-based RSU	3-year, Performance Index (PI)
45%	Time-based RSUs	3-year vest

Compensation Practices

- Pay-for-Performance Philosophy and Design
- Limited Perquisites
- Stock Ownership Guidelines
- Anti-Hedging and Pledging policies
- >90% Say-on-Pay Support at 2022 and 2021 Annual Meetings

Performance Index (PI) for LTIP

$$\frac{\text{(Consolidated EBITDA x Target Multiple) – Net Debt}}{\text{Avg. Shares Outstanding}}$$

Target Multiple is set annually to approximate EBITDA multiple for our peers

WM ARGYLE'S ACTIVIST CAMPAIGN



WM ARGYLE HAS LAUNCHED A RECKLESS, DISRUPTIVE CAMPAIGN AGAINST BROADWIND

WM Argyle seeks to replace half of Broadwind's independent directors at the 2023 Annual Meeting

We believe WM Argyle's intent to replace half of our independent Board and take control of Broadwind poses a serious risk to shareholder value

WM Argyle is a single purpose fund formed in April 2022 for the purpose of being an activist investor in Broadwind Inc.

It owned 1% of Broadwind shares as of the Record Date, for an approximate value of $700,000

WM Argyle sought to replace the entire Broadwind board until March 23, 2023, when it filed its preliminary proxy statement and reduced its director slate to 3 candidates

WM Argyle's set of vague proposals is flawed and shows a lack of understanding of our business and customers

WM Argyle's shifting demands have included a mix of initiatives the Company is already undertaking, vague platitudes about customer acquisition or cost controls, and flawed arguments about cash and liquidity that show a fundamental lack of understanding of our business and strategic markets served.

None of WM Argyle's nominees have backgrounds in clean technologies or energy transition manufacturing, senior executive, board experience, or other backgrounds required to be effective directors at Broadwind

They are former mid-level managers with no experience in operations, product development, marketing, finance, or strategy execution.

We believe the election of WM Argyle's director candidates would be highly detrimental to shareholder value

THE BOARD HAS ATTEMPTED TO FIND A RESOLUTION WITH WM ARGYLE

Throughout its campaign WM Argyle has insisted on Board control without a shareholder vote

The Board has engaged in an ongoing dialogue with WM Argyle in an attempt to reach a viable, constructive resolution

Mr. Bogenschneider informed the Board that he and several of his former colleagues former colleagues from Bucyrus International Inc. sought Board representation

Mr. Bogenschneider had previously sought an arrangement in 2016 that included a lucrative long-term consulting agreement, board representation, and company equity. Broadwind did not agree to his proposal.

Dec. 2015 – Mar. 2016	Members of Board and Management meet with Mr. Bogenschneider to discuss his proposed consulting arrangement as well as Company leadership, corporate structure, operations and financial performance
July 5, 2022	Mr. Bogenschneider and an independent director exchange emails and arrange a call with Broadwind's CEO
July 6, 2022	CEO and Mr. Bogenschneider hold initial telephone call
July 25, 2022	WM Argyle sends letter to Board requesting a meeting to discuss reconfiguring and expanding the Board
Aug. 3, 2022	Company sends response letter to WM Argyle confirming receipt of the letter and requesting additional information
Aug. 17, 2022	WM Argyle sends letter to Board requesting 3 board seats and a direct equity investment by WM Argyle
Aug. 19, 2022	Company responds to WM Argyle, proposes telephone meeting
Aug. 25, 2022	CEO, Corporate Secretary and IR advisor hold telephonic meeting with WM Argyle at the request of the Board; discuss financial performance and board composition
Sept. 2, 2022	Company sends letter to WM Argyle confirming matters discussed
Sept. 30, 2022	WM Argyle sends letter to Broadwind requesting a meeting to discuss expanding the Board by adding three directors
Oct. 12, 2022	Company sends letter to WM Argyle informing WM Argyle the Board concluded it was not in the best interest of the Company to add their nominees to the Board
Nov. 4, 2022	WM Argyle sends letter to Board informing it of intend to nominate slate. It did not provide details of potential plans.
Jan. 18, 2023	WM Argyle announces its intention to nominate 6 individuals to the Broadwind board and delivers nomination notice to Broadwind
Feb. 16 – 28, 2023	Company's counsel meets with WM Argyle's counsel via telephone to discuss potential cooperation framework
Mar. 3, 2023	Board offers to interview two of WM Argyle's nominees and asks them to complete D&O questionnaires. WM Argyle delays and does not schedule the meetings.
Mar. 17, 2023	Multiple directors and Management meet with Mr. Bogenschneider via telephone
Mar. 21, 2023	WM Argyle files preliminary proxy statement, reduces its slate to three candidates

The Board thoroughly reviewed WM Argyle's proposals and candidates and concluded they are not in the best interest of shareholders

WM ARGYLE'S PROPOSALS LACK SUBSTANCE

WM Argyle has not articulated a clear strategy that is distinct from Broadwind's current plan

WM Argyle's shifting and conflicting demands exhibit it lacks commercial sophistication and has a flawed understanding of our industry

Several of its proposed demands are for the Company to undergo initiatives we are already undertaking and are showing substantial results, including:

- **Improving Profitability** – We have positioned the company for success in the wind market recovery, and project EBITDA will grow from $2.4M in 2022 to $16-$18M in 2023
- **Improving Segment Performance** – Each of our segments had near record orders in 2022 due to the success of our new commercial and pricing strategy: Broadwind Heavy Fabrications ($294M), Brad Foote Gearing ($54M) and Broadwind Industrial Solutions ($20M)
- **Customer Acquisition** – Over the past six years the share of revenue from our top 5 customers has decreased from 91% to 69%, and our wind-related revenue concentration has decreased from 92% to 48%
- **Revenue Diversification** – Diverse revenue streams have grown by $30M (45%) since 2018 in multiple attractive industries
- **Develop proprietary IP** – In 2022, we launched a new proprietary product line for the first time in our history, which has the potential to achieve 10% of revenue by 2025
- **Consider accretive acquisitions** – The Board regularly reviews potential acquisition candidates as part of our strategy

We believe WM Argyle's claims about increasing sales or expanding the customer base more quickly than Broadwind has done are superficial, and it has not demonstrated its nominees have the experience or capabilities to do so

There is no reason to believe its nominees will execute better than management or board

WM ARGYLE'S NOMINEES ARE UNQUALIFIED AND UNSUITABLE FOR BROADWIND

The dissident director candidates lack the experience and independence to be effective directors

WM Argyle's Dissident Nominees

Ryan Bogenschneider
Founder of WM Argyle, a special purpose vehicle created in 2022 solely to wage an activist campaign at Broadwind

Christine Candela
Director of Compensation & Benefits at IDEMIA

James Robinson IV
Managing member of Newel Capital, a family office and private equity firm

Lack of Industry Experience
None of the candidates have experience in renewable or clean technologies or energy transition sector

Lack of Senior Operating Experience
None of the candidates have requisite experience in operations, manufacturing or design functions in renewable energy

Lack of Executive Experience
None of the candidates served in a senior operational management role at a manufacturing company or any public company

Lack of Public Board Experience
None of the candidates have ever served on a public company board

Lack of Independence and Shareholder Alignment
WM Argyle has repeatedly sought consulting arrangements, management positions and special investments in addition to board representation for its candidates

WM Argyle is attempting to replace proven directors with deeply inexperienced candidates

WM ARGYLE'S NOMINEES ARE UNQUALIFIED AND UNSUITABLE FOR BROADWIND

WM Argyle's candidates are inexperienced and lack the qualifications needed to serve as effective directors

Ryan Bogenschneider

- Mr. Bogenschneider is the founder of WM Argyle, a special purpose investment fund that was created last year specifically to wage an activist campaign at Broadwind.
- For the past decade he has run a private consulting company without a website or known client list.
- Mr. Bogenschneider has never served as a senior executive or director of a manufacturing company or, as far as we can tell, in an operating role of any kind.
- He lacks the board experience, industry experience and judgment required to be an effective director.

Christine M. Candela

- Ms. Candela is an employee in the HR department of a private identity-related security and facial recognition company. Over the past five years, she has held mid-level HR roles at companies including a specialty vehicle manufacturer and a non-profit organization, in addition to multiple periods of unemployment.
- Ms. Candela has never served in a senior executive role or an operating role at a manufacturing company, or on a board of directors. She lacks the experience, operational sophistication and senior-level perspective required to be an effective director.
- We also have concerns about her social media activity, where she has supported posts publicly in a manner we believe is inappropriate for an HR professional and director candidate.

James M. Robinson

- Mr. Robinson is the founder of Newel Capital, a family office and private equity firm. He previously served as the General Counsel of Bucyrus International, Inc. ("Bucyrus") until 2011, and had previously served as a corporate attorney.
- Mr. Robinson has never served in a senior operating role at a clean tech or manufacturing company.
- He lacks the executive experience and industry knowledge required to be an effective director.

WM Argyle is attempting to replace proven directors with deeply inexperienced candidates

WM ARGYLE'S NOMINEES LACK RELEVANT EXPERIENCE

All of WM Argyle's nominees worked together as mid-level employees at Bucyrus International

WM Argyle and its nominees lack the experience needed to understand the Company's business, industry, customers and strategy.

In its communications with the company, WM Argyle has repeatedly shown a lack of understanding of the Company's cash and liquidity needs, customer acquisition model, and engineering processes.

Bucyrus International, a company sold to Caterpillar in 2011, is not relevant experience for Broadwind

Bucyrus was a producer of surface and underground mining equipment, which had significantly different products, structure, customers, and end markets than Broadwind.

WM Argyle's candidates were not senior operating or financial executives at Bucyrus International, nor were they on its board.

The nominees appear to have been mid-level employees of Bucyrus in its corporate strategy department, an HR division manager, and the company's former General Counsel.

Mr. Bogenschneider refers to his experience at Bucyrus as "corporate strategy positions" but did not disclose his actual titles.

They do not appear to have served in any operational roles or had decision-making authority in the ultimate acquisition.

We believe WM Argyle's primary objective has been to secure board fees and lucrative consulting arrangements

In addition to Board representation, WM Argyle has repeatedly requested consulting arrangements for multiple director candidates to pursue vague, open-ended contracts for consulting services.

We believe these types of contractual relationships can impair a director's independence and create misalignments with the interests of long-term shareholders.

WM Argyle's candidates lack the experience, perspectives and alignment needed to be effective directors

WM ARGYLE'S CRITICISMS ARE FUNDAMENTALLY FLAWED:

Customer Concentration and Strategy

Claim:

WM Argyle criticized Broadwind's customer concentration and believes the Board lacks a track record of success to capitalize on opportunities presented by the IRA of 2022

Reality

WM Argyle's critique of our customer concentration shows a fundamental lack of understanding of the wind turbine business.

The wind turbine OEM market is highly concentrated in the United States.

In 2022, four OEMs installed nearly all domestic onshore turbines.

Broadwind has strong, trusted relationships with three of them and is in active discussions with the fourth.

Since 2018, the Company has successfully reduced customer concentration through diversification initiatives by expanding to industrial clients outside of wind.

Despite a nearly 30% decline of onshore wind installations in the US since 2018, our annual revenues increased by 30% over the same period. Non-wind revenue grew from $25M to $88M with both new and existing customers.

This diversification also allowed us to preserve our factory capacity and expertise to be able to quickly respond to a market recovery.

The $175M new tower contract announced in January 2023 demonstrates we are well positioned to capitalize on the IRA and market recovery.

This OEM customer became a significant tower customer within the last 24 months, under the leadership of the current management team.

With this OEM order, the Company will have reserved approximately 50% of its 2023 and 2024 optimal tower production capacity, contributing to a significant increase in backlog.

The recent tower order validates our OEM-centric approach, to preserve spare capacity and skilled labor during the downturn so that we would be among the first to benefit from a rebound in demand entering a cyclical recovery

WM ARGYLE'S CRITICISMS ARE FUNDAMENTALLY FLAWED:

Operating Performance

Claim:

WM Argyle criticizes our operations, claiming overhead costs are too high and that losses in Gearing and Industrial Solutions segments are contributing to lack of profitability

Reality

Broadwind has taken decisive action to reduce non-essential fixed overhead costs while aligning the business to the current demand environment

We reduced SG&A costs as a percentage of revenue by 150 basis points in the 12 month period through the end of the third quarter of 2022

Revenue per full-time employee increased from $295,000 to $360,000 since 2018, an increase of more than 20%

At the same time, we intentionally retained the majority of our skilled workforce and properly maintained our facilities in expectation of improved market demand entering 2023

As the industry recovers, we expect to drive margin expansion through further plant optimization, operational improvements, and multi-year commercial wins

We believe the market has recognized this success and opportunity

Broadwind's TSR had outperformed WilderHill Clean Energy Index by 41% in 2022, even before the Jan. 2023 tower announcement that contributed to further growth over 160% total stockholder returns year-to-date 2023.

Accomplishments

Record orders Marketing strategy has resulted in near record orders at all segments in 2022 at improved margins

Cost reduction Successful quality, productivity, and cost reduction efforts allowed the Company to compete for and win the transformative $175M tower order in 2022

Technology Investment

- Added process capabilities to all segments to acquire / expand customer relations, and reduce costs.
- Developed and launched proprietary family of natural gas pressure reducing systems at attractive margins

WM ARGYLE'S CRITICISMS ARE FUNDAMENTALLY FLAWED:

Cash and Liquidity

Claim:

WM Argyle claims Broadwind's cash burn rate is unsustainable and criticizes recent equity issuances and debt levels, though WM Argyle has also stated it will seek to "optimize the balance sheet" and seek affordable financing

Reality

Broadwind has been prudent with its capital structure. The business has more than enough liquidity for its needs, and had near record levels of cash and liquidity in its most recent quarter

Our use of a revolving line of credit is part of a deliberate strategy of prudent cash utilization.

The combination of a revolving credit facility and term loan is a standard capital structure in the industry

We intend to continue this structure as it remains a central part of our operating model

While lower wind activity contributed to lower free cash generation over the past 3 years, this has shifted as the industry begins its recovery.

Broadwind had a near record level of cash and liquidity as of Dec. 31, 2022

Our net leverage was 0.7x as of Dec. 31, 2022, well within our targeted range of at or below 2.0x

Capital Allocation Priorities

1. **Debt Reduction:** We will reduce debt and interest expense. Our long-term net leverage target is 1.5x
2. **Technology Investment** for organic growth to increase automation, throughput and operational efficiency. Near term plans include improvements in welding and coatings systems and further IP development (clean fuels).
3. **Strategic Growth and Acquisitions:** Targeting immediately accretive, complementary acquisitions within the energy transition fabrication markets
4. **Share repurchase program**

WM ARGYLE'S CRITICISMS ARE FUNDAMENTALLY FLAWED:

Acquisitions

Claim:

WM Argyle criticizes Broadwind's track record of acquisitions and states Broadwind should pursue acquisitions in adjacent categories

Reality

Broadwind has not yet completed an acquisition under the current management team.

The Company's most recent acquisition was in 2017, prior to the tenure of our CEO, CFO, and a majority of the Board

The Red Wolf acquisition in 2017 provided a foothold in the natural gas processing industry. Following a decline in the global natural gas turbine market in 2018, we took steps to reorganize and restructure Red Wolf through cost reductions and expansion outside of traditional revenue channels.

Since 2019, the division, now operating as Broadwind Industrial Solutions, has generated positive EBITDA, has grown its customer base internationally, and is expanding into wind and solar energy. Broadwind Industrial Solutions achieved record orders in 2022 and is positioned for a strong 2023.

The Board actively considers potential acquisitions on an ongoing basis.

Broadwind's Board considers acquisitions regularly as part of its strategic planning process and is focused on identifying immediately accretive, complementary acquisitions within the energy transition fabrication markets.

The Board has substantial experience in M&A strategy and integration, including as senior leaders of firms with highly successful track records of acquisition-led growth and outcomes.

WM ARGYLE'S CRITICISMS ARE FUNDAMENTALLY FLAWED:

Board Composition

Claim:

WM Argyle claims the Board lacks subject matter expertise and that recent director appointments were "rushed" with candidates with "duplicated experience"

Reality

The Board regularly reviews its composition and appoints new directors with diverse, differentiated perspectives.

The appointment of Mr. Shivaram in November 2022 and Ms. Press in March 2023 were a result of a comprehensive Board search

Each offers extensive, differentiated experience to the Board in areas that are key to our strategic growth

Board Diversity is a Priority

- Our Chairman and former CEO Stephanie Kushner stepped down from the Board at our 2022 Annual Meeting following a tragic accident
- Following her departure, the Board engaged in a search for highly qualified candidates that also prioritized increasing the ethnic and gender diversity of our board. Our two most recent directors year were identified as part of these search efforts

Our directors have extensive qualifications in all of the areas WM Argyle claims are lacking:

- Current and former CEOs, CFOs, and senior Strategy and Product executives at major manufacturing firms, including multiple public companies
- Deep engineering and product development expertise, with a specialization in clean tech
- Board experience, including public companies and service on on Compensation Committees
- Extensive experience leading companies through acquisitions, successful exits, and merger integration

86% Independent Outsiders

Deep Industry and Executive Experience

Gender and Ethnic Diversity

Ongoing Refreshment

- Average tenure 6 years
- 2 new independent directors appointment since 2022 Annual Meeting

Mandatory Retirement Age

Broadwind's directors are highly capable of leading the company into its next phase of growth

SUPPORT THE BROADWIND BOARD OF DIRECTORS

The Broadwind Board has a proven track record of appropriate stewardship of shareholder capital

WM Argyle's attempt to replace half of Broadwind's independent directors is a serious risk to shareholder value

- The loss of any of our directors would seriously impair our company's ability to oversee the successful execution of our strategy at a critical period in our company's history

Broadwind has the right strategy in place and is delivering value to our shareholders

- Our successful diversification into non-wind industries over the past five years has built a more resilient business, allowing us to navigate the volatile wind market while preserving our manufacturing expertise, utilizing our capacity and opening new growth opportunities
- With record orders and backlog, growing revenue and a transformational $175M tower order announced in January 2023, Broadwind is now poised to capitalize on improving market fundamentals

Broadwind's directors have the right skills, experience and independence needed to be effective advocates for shareholder value

Protect Your Investment:

Vote on the **WHITE** proxy card FOR Broadwind's slate of directors

- ○ Eric B. Blashford
- ○ Sachin Shivaram
- ○ Philip J. Christman
- ○ Thomas A. Wagner
- ○ Jeanette A. Press
- ○ Cary B. Wood
- ○ David P. Reiland

BROADWIND | THINK BIG.

PROXY VOTING CONTACT

Please contact our proxy solicitor Morrow Sodali at BWEN@investor.MorrowSodali.com

IR CONTACT

Please contact our investor relations team at BWEN@val-adv.com

